Exhibit 99.1

Wireless Telecom GroupINC.

25 Eastmans Road, Parsippany, NJ 07054
Tel. (973) 386-9696   Fax (973) 402-4042

WIRELESS TELECOM GROUP ANNOUNCES CONSOLIDATED FOURTH
QUARTER AND YEAR-END 2011 FINANCIAL RESULTS INCLUDING REVENUE
GROWTH OF 9% AND OPERATING EARNINGS GROWTH OF 139%

NEWS RELEASE

Contact: Robert Censullo
(973) 386-9696

For Immediate Release

Friday, March 30, 2012

Parsippany, New Jersey – Wireless Telecom Group, Inc. (NYSE Amex: WTT) announced today results for the twelve months and fourth quarter ended December 31, 2011.

For the fourth quarter, the Company reported net sales from continuing operations of $7,209,000, compared to $6,636,000 for the same period in 2010, an increase of 8.6%.

For the twelve months, net sales from continuing operations were $26,823,000, compared to $24,564,000 for the prior year, an increase of 9.2%.

For the fourth quarter, net income from continuing operations was $716,000 or $0.03 per diluted share, compared to net income from continuing operations of $358,000, or $0.02 per diluted share for the prior year period, an increase of 100%.

For the twelve months, net income from continuing operations was $2,430,000, or $0.10 per diluted share, compared to net income from continuing operations of $1,015,000 or $0.04 per diluted share for the prior year, an increase of 139%.

Paul Genova, CEO of Wireless Telecom Group, Inc. stated “With the advent of 4G and LTE, broadband capacity and coverage is expected to grow significantly over the next few years and we have targeted this market as a significant growth segment on which to focus the Company’s resources. Accordingly, we have revised our financial reporting to include two reportable segments, network solutions and test & measurement. The increase in consolidated revenue for 2011 was the result of strong demand in our network solutions segment where revenue increased 50% to $12,968,388, while revenue in the test and measurement segment decreased 13% to $13,855,052 for 2011 due to an overall softness in government order activity during the first half of the year.”

Genova continued, “By focusing on each of these segments and their related markets, combined with continued strategic cost reduction and asset allocation efforts, we believe we have positioned the Company for continued improvements in revenue and net income.”

Wireless Telecom Group designs and manufactures radio frequency (RF) and microwave-based products for wireless and advanced communications industries and markets its products and services worldwide under the Boonton, Microlab and Noisecom brands. Its complementary suite of high performance components and instruments includes RF combiners and broadband combiner boxes for in-building distributed antenna systems deployments, RF power splitters and diplexers, hybrid couplers, peak power meters, signal analyzers, noise modules, precision noise and generators. The Company serves both commercial and government markets with workflow-oriented, WiFi, WiMAX, satellite, cable, radar, avionics, medical, and computing applications. Wireless Telecom Group is headquartered in Parsippany, New Jersey, in the New York City metropolitan area, and maintains a global network of Sales and Service offices for excellent product service and support.

Wireless Telecom Group’s website address is http://www.wtcom.com. Except for historical information, the matters discussed in this news release may be considered “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include declarations regarding the intent, belief or current expectations of the Company and its management. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties that could materially affect actual results. Such risks and uncertainties are identified in the Company’s reports and registration statements filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2010.

See following Selected Financial Results

Wireless Telecom GroupINC.

25 Eastmans Road Parsippany, NJ 07054
Tel. (973) 386-9696   Fax (973) 402-4042

SELECTED FINANCIAL RESULTS
(In thousands, except per share amounts)

	Three months ended		Twelve months ended
	December 31,		December 31,

	2011	2010	2011	2010

Statement of Operations Data:
Net sales	$7,209	$6,636	$26,823	$24,564

Gross profit	3,466	3,100	12,467	11,555

Operating expenses
Research and development	586	536	2,261	2,175
Sales and marketing	1,073	1,226	4,497	4,358
General and administrative	1,166	1,125	3,859	4,217

Total operating expenses	2,825	2,887	10,617	10,750

Interest and other (income) - net	(6)	(25)	(141)	(118)

Income from continuing operations before income taxes	647	238	1,991	923

Income from continuing operations	716	358	2,430	1,015

(Loss) from discontinued operations - net of taxes	—	—	—	(1,743)

Net income (loss)	$716	$358	$2,430	$(728)

Net Income (loss) per common share:
Basic and diluted
Continuing operations	$0.03	$0.02	$0.10	$0.04
Discontinued operations	—	—	—	(0.07)

Net Income (loss) per common share	$0.03	$0.02	$0.10	$(0.03)

Weighted average shares outstanding:
Basic	24,788	25,658	24,963	25,658
Diluted	25,085	25,677	25,138	25,685

	December 31,	December 31,
	2011	2010

Balance Sheet Data:
Cash & cash equivalents	$12,090	$13,643
Investment in short-term securities	—	—

Working capital	$24,559	$23,170

Total assets	$37,702	$37,619

Total liabilities	$4,489	$5,875

Shareholders’ equity	$33,213	$31,744